Exhibit 5.1

March 3, 2022

Aytu BioPharma, Inc.

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Aytu BioPharma, Inc., a Delaware corporation (the “Corporation”), in connection with the filing by the Corporation with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement dated March 3, 2022 (the “Prospectus Supplement”), to the prospectus  effective October 7, 2021 (together with the Prospectus Supplement, the “Prospectus”)  included in the Registration Statement on Form S-3 SEC File No. 333-259862 (the “Registration Statement”) filed by the Corporation with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Corporation (i) 3,030,000 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of 3,030,000 shares of common stock of the Company (the “Pre-Funded Shares”), and (iii) warrants to purchase an aggregate of 6,666,000 shares of the common stock of the Company (the “Common Warrant Shares”) with an exercise price equal to $1.30 per share (the “Common Warrants”), pursuant to the Underwriting Agreement, dated March 2, 2022, by and between the Corporation and Canaccord Genuity LLC.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons, and with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Corporation and of public officials.

Based on the foregoing, we are of the opinion that:

1.	The Shares, when issued and delivered against payment therefor as described in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.
2.	The Common Warrants, and Pre-Funded Warrants when issued and delivered against payment therefor as described in the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
3.	The Common Warrant Shares and Pre-Funded Warrant Shares, when issued upon exercise of the Common Warrants and Pre-Funded Warrants in accordance with the terms thereof,

Aytu BioPharma, Inc.

March 3, 2022

including, without limitation, the payment in full of applicable consideration, will be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to the following qualifications and exceptions:

(a)	Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).
(b)	Our opinions set forth above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.
(c)	Our opinions set forth above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.
(d)	For purposes of our opinions set forth above, we have assumed that the Common Warrants and Pre-Funded Warrants will be exercised by the holders thereof immediately following the issuance thereof.
(e)	We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.
(f)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Aytu BioPharma, Inc.

March 3, 2022

Our opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Corporation with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

NST/AWE/AJM